Exhibit 21.1

Subsidiaries of QGOG Constellation S.A.

Entity	Jurisdiction of Incorporation/Organization
Manisa Serviços de Petróleo Ltda.	Brazil
QGOG Participações S.A.	Brazil
Queiroz Galvão Óleo e Gás S.A.	Brazil
Tarsus Serviços de Petróleo Ltda.	Brazil
Alaskan Star Ltd.	British Virgin Islands
Alpha Star Equities Ltd.	British Virgin Islands
Amaralina Star Ltd.	British Virgin Islands
Constellation Overseas Ltd.	British Virgin Islands
Constellation Services Ltd.	British Virgin Islands
Gold Star Equities Ltd.	British Virgin Islands
Hopelake Services Ltd.	British Virgin Islands
Laguna Star Ltd.	British Virgin Islands
Lancaster Projects Corp.	British Virgin Islands
Lone Star Offshore Ltd.	British Virgin Islands
Olinda Star Ltd.	British Virgin Islands
Atlantic & Alaskan Rigs Ltd.	British Virgin Islands
Snover Intl. Inc.	British Virgin Islands
Belcher Group Inc.	British Virgin Islands
Bonvie Investments Inc.	British Virgin Islands
Dorgaly Technologies Inc.	British Virgin Islands
Melbhouse Park Ltd.	British Virgin Islands
New Canyon City Inc.	British Virgin Islands
Tenfield Management Corp.	British Virgin Islands
Star International Drilling Limited	Cayman Islands
Arazi S.à.r.l.	Luxembourg
Centaurus S.à.r.l.	Luxembourg
QGOG Star GmbH	Switzerland
Alaskan & Atlantic Cooperatief U.A.	The Netherlands
Amaralina Cooperatief U.A.	The Netherlands
Angra Participações B.V.	The Netherlands
Becrux B.V.	The Netherlands
Constellation Netherlands B.V.	The Netherlands
Eiffel Ridge Group C.V.	The Netherlands
Keam Holdings CV	The Netherlands
Laguna Cooperatief U.A.	The Netherlands
London Tower CV	The Netherlands
London Tower Management B.V.	The Netherlands
Palase CV	The Netherlands
Palase Management B.V.	The Netherlands
Podocarpus CV	The Netherlands
Podocarpus Management B.V.	The Netherlands
Positive Investments	The Netherlands
Positive Investment Management B.V.	The Netherlands
Alaskan & Atlantic Rigs B.V.	The Netherlands